SCHEDULE A

FEES, EXPENSES AND PORTFOLIOS

Fund Administration and Accounting

A.

For the services rendered under this Agreement, the Fund shall cause to be paid to Northern out of the assets of the Fund the fees as agreed between the Fund and Northern from time to time. The initial fees are set forth in the attached Annex 1 to this Schedule.

B.	Out-of-pocket expenses, including but not limited to those in Section 5(d), will be computed and billed by Northern and payable quarterly by or on behalf of the Fund.

C.	List of Portfolios for which services are to be provided:

Steward Covered Call Income Fund

Steward Global Equity Income Fund

Steward International Enhanced Index Fund

Steward Values-Focused Large Cap Enhanced Index Fund

Steward Values-Focused Small-Mid Cap Enhanced Index Fund

Steward Select Bond Fund

Steward Equity Market Neutral Fund

Steward Large Cap Core Fund

Steward Large Cap Growth Fund

Steward Large Cap Value Fund

Steward Small Cap Growth Fund

The Schedule is amended and restated as of November 15, 2021.

Steward Funds, Inc.		Crossmark Global Investments

By:	/s/ Jim Coppedge	By:	/s/ Jim Coppedge
Name: Jim Coppedge		Name: Jim Coppedge
Title: Executive Vice President & Chief Compliance Officer		Title: General Counsel & Chief Compliance Officer

The Northern Trust Company

By:	/s/ Bryan Rooney
Name: Bryan Rooney
Title: Vice President

NTAC:2SE-18

A-1